The PNC Financial Group, Inc. and Subsidiaries                     Exhibit 12.2
Computation of Ratio of Earnings
to Combined Fixed Charges and
Preferred Stock Dividends

                                                                             Year ended December 31,
                                    Six months ended      ---------------------------------------------------------------
Dollars in millions                   June 30, 2001         2000          1999          1998           1997          1996
-------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income from continuing
  operations before taxes                  $851           $1,848        $1,788        $1,651         $1,595        $1,526
Fixed charges excluding
  interest on deposits                      474            1,063         1,010         1,188          1,110         1,022
-------------------------------------------------------------------------------------------------------------------------
Subtotal                                  1,325            2,911         2,798         2,839          2,705         2,548
Interest on deposits                        731            1,653         1,369         1,471          1,457         1,428
-------------------------------------------------------------------------------------------------------------------------
Total                                    $2,056           $4,564        $4,167        $4,310         $4,162        $3,976
=========================================================================================================================

FIXED CHARGES
Interest on borrowed funds                 $401             $915          $870        $1,065         $1,010          $985
Interest component of rentals                26               50            44            33             26            27
Amortization of notes and debentures                           1             1             1              1             1
Distributions on Mandatorily
  Redeemable Capital Securities
  of Subsidiary Trusts                       33               67            65            60             43             1
Preferred stock dividend requirements        14               30            30            29             30             8
-------------------------------------------------------------------------------------------------------------------------
Subtotal                                    474            1,063         1,010         1,188          1,110         1,022
Interest on deposits                        731            1,653         1,369         1,471          1,457         1,428
                                    -------------------------------------------------------------------------------------
Total                                    $1,205           $2,716        $2,379        $2,659         $2,567        $2,450
=========================================================================================================================

RATIO OF EARNINGS TO
FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
Excluding interest on deposits             2.80x            2.74x         2.77x         2.39x          2.44x         2.49x
Including interest on deposits             1.71             1.68          1.75          1.62           1.62          1.62
=========================================================================================================================



                                      -1-